Form N-SAR, Sub-Item 77q1(e)
Any new or amended investment advisory contracts


Nuveen Dividend Advantage Municipal Income Fund f/k/a Nuveen Insured Dividend Advantage Municipal Fund
811-09475


We hereby incorporate by reference a new
Investment Advisory agreement, and a new Sub-
Advisory Agreement a form of which was filed as Appendix L and Appendix M, respectively, under
Conformed Submission Type DEF 14A, accession number 0001193125-14-236561, on June 16, 2014.